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Career Education Corporation
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[The following materials were sent to Career Education Corporation’s stockholders on or about May 15, 2006.]

URGENT

Dear Stockholder:

Attached you will find a press release from Career Education Corporation, issued after close of markets on Friday, announcing the dismissal of the shareholder derivative action, McSparran v. Larson, et al, by the United States District Court for the Northern District of Illinois. We wanted you to be aware of this important event, since it is a critical step forward in effectively addressing Career’s Education’s legal and regulatory issues.

As noted in the press release, the court’s opinion stated that the only specific allegations are “two instances of ex-employees making salacious claims that were repeated in a class action complaint and investigated by the SEC.”  The court also held that “not every lawsuit means a board was negligent in its oversight and not every government investigation means a company’s board must relinquish control over litigation on behalf of the corporation.”  This legal victory follows other significant wins over the past two months, as outlined in our release.

We urge you to vote for Career Education’s nominees for the board of directors by signing, dating and returning the WHITE proxy card in support of Career Education’s nominees so that we can continue this momentum.

Sincerely,

/s/ John M. Larson
John M. Larson

FOR IMMEDIATE RELEASE

Contact:

Media:
Pattie Overstreet-Miller
847/851-7351
www.careered.com

Lynne Baker
847/851-7006
www.careered.com

Career Education Corporation Announces Dismissal of Shareholder Derivative Suit

HOFFMAN ESTATES, IL, MAY 12, 2006 — Career Education Corporation (NASDAQ: CECO) announced today that the United States District Court for the Northern District of Illinois has dismissed McSparran v. Larson, et al, a shareholder derivative action against the company and certain of its officers and directors.  The court’s order terminates this derivative litigation, first filed against the company in January 2004.

According to the court’s opinion, the only specific allegations are “two instances of ex-employees making salacious claims that were repeated in a class action complaint and investigated by the SEC.”   The court held that “not every lawsuit means a board was negligent in its oversight and not every government investigation means a company’s board must relinquish control over litigation on behalf of the corporation.”

This latest legal victory follows significant legal and regulatory progress for the company in the past few months. The United States District Court for the Northern District of Illinois recently granted for a second time the company’s motion to dismiss a class action against the company and certain of its current officers, holding that the plaintiffs once again failed to plead a violation of securities laws. The court gave the plaintiffs one last opportunity to file a third amended complaint, which was filed on May 1, 2006. As it has in the past, Career Education will continue to vigorously defend this lawsuit.

In early March 2006, a trial judge ruled that the California Bureau for Private Postsecondary and Vocational Education (the Bureau) improperly issued Career Education’s Brooks Institute of Photography a Notice of Conditional Approval to Operate, and that the Notice is invalid.

Most significantly, the staff of the Midwest Regional Office of the Securities and Exchange Commission recently notified Career Education that it intends to recommend to the SEC that it terminate its investigation of the company and that no enforcement action be taken. Recommendations by the SEC staff do not constitute final action by the SEC, as the SEC thereafter makes its own determination as to whether to follow the recommendations of the SEC staff.

“The termination of the McSparran suit is additional evidence of the considerable progress we have made in addressing legal and regulatory issues,” said Janice L. Block, Chief Legal Officer of Career Education. “We are committed to setting the record straight and putting these issues behind us, consistent with our commitment to and priority of growing the company’s value for our students and our stockholders.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 95,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com.  The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.